Exhibit 99.1

FOR IMMEDIATE RELEASE	September 22, 2010
Offices
Headquarters
Springfield, VA
Inside the U.S.
Sacramento, CA
Denver, CO
Louisville, KY
Baltimore, MD
Columbia, MD
Gaithersburg, MD
Germantown, MD
Charleston, SC
San Antonio, TX
Dugway, UT
Richmond, VA
Norfolk, VA
Outside the U.S.
Kabul, Afghanistan
Milton Keynes, UK
Baghdad, Iraq
Abu Dhabi, UAE
Manila, PH
VERSAR INC. ANNOUNCES FY 2010 FINANCIAL RESULTS
Springfield, Virginia, September 22, 2010 — Versar, Inc (NYSE Amex: VSR) today announced financial results for fiscal year 2010. Gross revenue for fiscal year 2010 was $100,763,000, a decrease of 10% from the $112,196,000 reported for fiscal year 2009 as the wind down of Department of Defense work in Iraq and the weakened State and Municipal economy affected results. Versar reported 10% revenue growth in its Professional Services segment attributable to additional work obtained from the U.S. Army and 37% revenue growth in its National Security segment driven by the acquisition in January, 2010 of Professional Protection Systems, Ltd. and the Tooele Chemical Weapon Destruction Project. Versar’s Program Management segment revenue declined 19% as increased U.S. construction revenue was not enough to offset the decline in Iraq quality assurance support. The Compliance and Environmental business segment revenue declined 12% as the three months of new incremental revenue from the Advent Environmental acquisition did not fully offset a weak domestic economy and sluggish state and municipal work.
Versar recorded a net loss of $2,294,000, or ($0.25) per share, on a fully diluted share basis, for fiscal year 2010, compared to after tax net income of $3,169,000 or $0.35 per share for the previous fiscal year. The yearly loss was the firm’s first since 2003 and was heavily driven by a $1 million restructuring charge taken in the previous quarter as Versar reduced headcount, closed two domestic offices, and accounted for transaction costs associated with the Company’s two acquisitions completed during the year. Further losses were attributed to project losses in our U.S. construction business, Chemical Lab renovations in our National Security Segment, and higher than anticipated legal costs associated with an ongoing construction claim.
Versar completed fiscal year 2010 with a funded backlog of $78 million which is 37% higher than the $57 million reported at the end of fiscal year 2009. New Orders have continued to be very strong in the first two months of FY 2011 and Versar finished August with a funded backlog estimated at $94 million, 74% higher than the $54 million at the end of August 2009 and up 20% from the end of Fiscal Year 2010.
Fourth quarter 2010 fiscal year revenue of $27,307,000 was virtually flat to the $27,380,000 reported during the same period last year. Versar recorded a net loss for the fourth quarter of $692,000 or, ($0.08) per share compared to after tax net income of $954,000, or $0.10 per share during the same period in 2009 as project losses and legal expenses drove the results.
For more information, please contact Investor Relations at:

6850 Versar Center	Springfield, VA 22151	703.750.3000	Fax: 703.642.6842	www.versar.com

Tony Otten, CEO of Versar said, “We are clearly disappointed in our financial performance during fiscal year 2010. During our third quarter we took aggressive measures to reduce fixed costs and overhead, however these actions did not occur soon enough to improve fiscal year 2010 results. Heading into fiscal year 2011, our forward indicators are trending positive and we are again in a cash positive position even after buying two firms last fiscal year.”
Mr. Otten continued, “Our current funded backlog is much stronger than the same period last year and our Business Development team continues to submit quality proposals. This year we will fully benefit from our two acquisitions and are focused on achieving significant revenue growth with improved profit margins.”
VERSAR, INC., headquartered in Springfield, VA, is a publicly held global project management company providing sustainable solutions to government and commercial clients in construction management, environmental services, munitions response, telecommunications and energy. VERSAR operates a number of web sites, including the corporate Web sites, www.versar.com, www.homelanddefense.com, www.geomet.com; www.viap.com; www.dtaps.com; www.adventenv.com, and www.ppsgb.com.
This press release contains forward-looking information. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be significantly impacted by certain risks and uncertainties described herein and in Versar’s Annual Report on Form 10-K filed with the Securities and Exchange Commission for the year ended June 26, 2009, as updated from time to time in the Company’s periodic filings The forward-looking statements are made as of the date hereof and Versar does not undertake to update its forward-looking statements.

Contact:	Michael J. Abram (703) 642-6706 Senior Vice President Email: mabram@versar.com

VERSAR, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(In thousands, except per share amounts)

	Years Ended
	June 25,	June 26,	June 27,
	2010	2009	2008
GROSS REVENUE	$100,763	$112,196	$115,602
Purchased services and materials, at cost	55,378	60,583	68,507
Direct costs of services and overhead	39,374	37,133	33,307

GROSS PROFIT	6,011	14,480	13,788

Selling, general and administrative expenses	8,651	8,876	8,297
Other expense	1,012	—	—

OPERATING (LOSS) INCOME	(3,652)	5,604	5,491

OTHER EXPENSE/(INCOME)
Loss on marketable securities	—	328	—
Interest income	(143)	—	(173)
Interest expense	104	36	—

(LOSS) INCOME BEFORE INCOME TAXES	(3,613)	5,240	5,664

Income tax (benefit) expense	(1,319)	2,071	2,273

NET (LOSS) INCOME	$(2,294)	$3,169	$3,391

NET (LOSS) INCOME PER SHARE — BASIC	$(0.25)	$0.35	$0.38

NET (LOSS) INCOME PER SHARE — DILUTED	$(0.25)	$0.35	$0.36

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING — BASIC	9,141	9,123	8,932

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING — DILUTED	9,141	9,150	9,331